Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CELATOR PHARMACEUTICALS, INC.

The name of the Corporation is Celator Pharmaceuticals, Inc. (the “Corporation”). The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on March 28, 2005. The Certificate of Incorporation of the Corporation was amended on July 10, 2007, December 4, 2007 and June 2, 2008, amended and restated on July 17, 2008, further amended and restated on August 25, 2010, further amended on December 15, 2011 and further amended and restated on July 24, 2012.

The Second Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended and in effect, is hereby further amended and restated in its entirety to read as follows:

ARTICLE 1

The name of the Corporation is Celator Pharmaceuticals, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE 4

A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 487,162,828, of which 255,000,000 shares are Common Stock with a par value of $0.001 per share (the “Common Stock”), and 232,162,828 shares are Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

At the time that this Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) becomes effective (the “Effective Time”) pursuant to the DGCL, without any further action on the part of the Corporation or its stockholders: (i) all shares of the Corporation’s common stock that were authorized and issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into shares of Common Stock at the rate of one share of Common Stock for each 18.7495 shares of Old Common Stock; and (ii) all shares of the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock that were authorized and issued and outstanding immediately prior to the Effective Time (the “Old Preferred Stock”) shall be reclassified, converted and combined into shares of Common Stock at the rate of one share of Common Stock for each 18.7495 shares of Old Preferred Stock. At the Effective Time, the certificates representing shares of the Old Common Stock and the Old Preferred Stock shall be deemed cancelled and shall not be recognized as outstanding on the books of the Corporation for any purpose. Thereupon: (i) there shall be issued and delivered to each holder of Old Common Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Common Stock into which the shares of Old Common Stock were combined, and (ii) there shall be issued and delivered to each holder of Old Preferred Stock, promptly in such holder’s name and at the address as shown on the records of the Corporation, a certificate for the number of shares of Common Stock into which the shares of Old Preferred Stock were reclassified, converted and combined; provided, however, that: (A) the Corporation shall not issue any fractional shares of Common Stock but shall round the number of shares of Common Stock to which each holder of Old Common Stock and Old Preferred Stock, respectively, would otherwise be entitled so that any portion of a share equal to less than one whole share is rounded up and (B) the Corporation shall not be required to deliver to any stockholder a certificate for Common Stock unless such stockholder tenders the certificate(s) representing all Old Common Stock and Old Preferred Stock held by such stockholder.

B. Common Stock. The Common Stock shall have the following relative rights, preferences, qualifications, privileges, limitations and restrictions:

1. Dividend Rights. Subject to the rights of holders of all classes of capital stock of the Corporation at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Subject to the rights of holders of all classes of capital stock of the Corporation at the time outstanding having rights that are prior to or pari passu with the holders of the Common Stock as to liquidation, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock in proportion to the number of shares of Common Stock owned by them.

3. Voting Rights. The holders of Common Stock shall have the right to one vote for each share of Common Stock, shall be entitled to vote upon such matters and in such manner as may be provided by law and shall be entitled to notice of any meetings of stockholders in accordance with the By-Laws of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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C. Preferred Stock. The Preferred Stock may be issued from time to time by the Board in one or more series. The designations, relative rights (including voting rights), preferences, limitations and restrictions of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board is hereby expressly granted authority to issue from time to time Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate of designations pursuant to the DGCL, the number of shares in each such series and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series.

ARTICLE 5

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

Any repeal or modification of the foregoing provisions of this Article 5 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 6

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE 7

The business and affairs of the Corporation shall be managed by or under the direction of the Board. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

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ARTICLE 8

The number of directors that shall constitute the whole Board shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation.

ARTICLE 9

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE 10

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws of the Corporation.

ARTICLE 11

The shares of capital stock of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form.

The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and executed by its Chief Executive Officer this 28th day of August, 2012.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott Jackson
Scott Jackson,
Chief Executive Officer

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CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELATOR PHARMACEUTICALS, INC.

Celator Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Celator Pharmaceuticals, Inc. (the “Corporation”), pursuant at a meeting thereof held on April 12, 2013, duly adopted the following resolution setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 28, 2012, declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article 12, to provide in full as follows:

ARTICLE 12

All action that is required or permitted to be taken by the stockholders of the Corporation shall be taken at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent of stockholders in lieu of a meeting of stockholders.

SECOND: Thereafter, pursuant to a resolution of the Board, the holders of a majority of the outstanding shares of common stock of the Corporation voted in favor of the amendment.

THIRD: The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL. With respect to such adoption, written consent has been given by the stockholders of the Corporation in accordance with the provisions of Section 228 of the DGCL and written notice has been given as provided in such Section 228.

FOURTH: Such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 22nd day of May, 2013.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott T. Jackson
Scott T. Jackson
Chief Executive Officer

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CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELATOR PHARMACEUTICALS, INC.

Celator Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of Celator Pharmaceuticals, Inc. (the “Corporation”), at a meeting thereof held on March 8, 2014, duly adopted a resolution setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 28, 2012, as amended on May 22, 2013 (the “Certificate of Incorporation”), declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 4.A. of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows (the “Amendment”):

ARTICLE 4

A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 220,000,000, of which 200,000,000 shares are Common Stock with a par value of $0.001 per share (the “Common Stock”), and 20,000,000 shares are Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).

SECOND: Thereafter, in accordance with a resolution adopted by the Board, the Corporation submitted the proposed Amendment to the stockholders for approval in accordance with the DGCL, and the holders of a majority of the outstanding shares of Common Stock of the Corporation voted in favor of the Amendment.

THIRD: The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 12th day of June, 2014.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Scott T. Jackson
Scott T. Jackson
Chief Executive Officer

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